Exhibit 99.07

Pazoo's First MaxLine Product, Oxy Max H20 Pet Energizer, Now on Shelves in Pet Life Stores

CEDAR KNOLLS, N.J., March 26, 2013 /PRNewswire/ -- Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to announce that its Oxy Max H20 Pet Energizer, the first Pet Max product, has been distributed to the largest private pet store chain in New England, the Pet Life Stores. The Oxy Max H2O Pet Energizer is now available for sale on the shelves of all Pet Life stores in specially designed display cases.

The product was delivered to the Pet Life distribution center several weeks ago and just last week was placed on the Pet Life store shelves for sale. The specially designed display cases provide eye-catching colors with all the pertinent information a pet owner needs to know as to why their pet should be utilizing this product.  Special in-store banners and coupon promotion will begin shortly since this is the first ever offering of this product anywhere Worldwide.

Pazoo, C.E.O. David M. Cunic stated: "This is just another step in the evolution of the Pazoo business plan.  We are executing on our mission to grow the fundamental value of the Company and the exciting thing is that our growth is accelerating.  Each and every pillar of Pazoo will be online generating and accelerating revenue growth for the overall Company."

Oxy Max H20 is a physician formulated liquid containing oxygen that is easily dispensed through an eye dropper.  The liquid is simply mixed with an animal's everyday water and increases its energy by increasing the levels of oxygen in its blood. Oxy Max H20 also helps clean an animal's gums and teeth.  Oxy Max H20 is safe for everyday use and has no known side effects. To learn more about this product please visit www.pazoo.com.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website. www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Released March 26, 2013